FOR IMMEDIATE RELEASE

Contact: David W. Curtis
         President and Chief Executive Officer
         (508) 587-3210


                CAMPELLO BANCORP AND THE COMMUNITY BANK ANNOUNCE
      TERMINATION OF MUTUAL-TO-STOCK CONVERSION AND PUBLIC STOCK OFFERING

Brockton, Massachusetts, March 23, 2009 - Campello Bancorp (the "Company"), the mutual holding company for The Community Bank, A Massachusetts Co-Operative Bank (the "Bank"), announced today the termination of their mutual-to-stock conversion and public stock offering.

David W. Curtis, President and Chief Executive Officer of the Company and the Bank, said, "Financial market conditions for bank and thrift stocks have changed significantly since we began the stock offering process a year ago. The weakness in these markets reduced the projected net proceeds from our offering to such an extent that proceeding at this time was not warranted. The Board of Directors of the Company and the Bank believes that it is in the best interests of the members of the Company and the customers of the Bank to terminate our stock offering until market conditions for such offerings improve, at which point the Board intends to revisit the transaction."

The Community Bank is located in Brockton, Massachusetts. As of October 31, 2008, the Bank had total assets of $405.1 million and total retained earnings of $23.5 million.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus. The shares of common stock are not savings accounts, savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency or by the Share Insurance Fund.